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                                                                    Exhibit 10.4

                               September 17, 2003

Ms. Sylvia Metayer
106 Appleton Street
Cambridge, MA 02138-3340

Dear Sylvia:

      We have discussed that Houghton Mifflin Company (the "Company") and Houghton Mifflin Holdings, Inc. ("Holdings" and, with you and the Company, the "Parties") desire to obtain your commitment to additional protection of Confidential Information (defined in Section 4(b) hereof) and goodwill through the amendment, restatement and extension of certain restrictive covenants contained in existing agreements between you and the Company and/or Holdings, effective as of July 1, 2004. We have also discussed the Company's willingness, in exchange for that commitment from you, to provide you increased severance benefits in the event that it initiates termination of your employment other than for Cause (defined in Section 2(a) hereof) on or after that date. To that end, effective as of July 1, 2004, this Agreement amends any and all prior agreements between you and the Company and/or Holdings with respect to the respective rights and obligations of the Parties arising on or after that date which are the subject of this Agreement, as follows:

      1. CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES. Provided that you are employed by the Company on July 1, 2004, the following obligations shall apply, amending and restating those set forth in Sections 6 and 7 of the Original Retention Agreement (as defined in Section 4 (c) below) as of that date:

            (a) CONFIDENTIAL INFORMATION. During the course of your employment and other associations with the Company and its Affiliates, you have learned, and in the future will learn, of Confidential Information (defined in Section 4(b) below) and you may have developed, and hereafter may develop, Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company and its Affiliates) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You understand and agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. Further, you agree to provide prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.
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            (b) PROTECTION AND RETURN OF DOCUMENTS AND OTHER PROPERTY. You agree that all documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company and its Affiliates and any copies (including without limitation electronic copies), in whole or in part, thereof (together, the "Documents" and each individually, a "Document"), whether or not prepared by you, shall be the sole and exclusive property of the Company and its Affiliates. You agree to safeguard, and return to the Company immediately upon termination of your employment and at such other times as may be specified by the Company, all Documents and all other property of the Company and its Affiliates, and all documents, records and files of Persons with whom they do business ("Third-Party Documents" and each individually a "Third-Party Document") then in your possession or control; provided, however, that, if a Document or Third-Party Document is on electronic media, you may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media (e.g., a properly formatted diskette) to the Company and delete and overwrite all other electronic media copies thereof. You also agree that, upon request of any duly authorized officer of the Company, you will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents and Third-Party Documents.

            (c) MAINTENANCE OF RECORDS AND ASSIGNMENT OF RIGHTS TO INTELLECTUAL PROPERTY. You agree to maintain accurate and complete contemporaneous records of, and shall immediately and fully disclose and deliver to the Company, all Intellectual Property (defined in Section 4(e) below). You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You agree not to charge the Company for time spent in complying with these obligations. All copyrightable works that you create shall be considered "work made for hire" and shall, upon creation, be owned exclusively by the Company.

            (d) NON-COMPETITION. You acknowledge that in your employment with the Company you have had, and will hereafter have, access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates and that you also have, and will hereafter, generate goodwill for the Company and its Affiliates in the course of your employment. You also acknowledge that the amount of severance pay to be provided you hereunder in the event of termination of your employment by the Company other than for Cause on or after July 1, 2004 is twice that to which you were previously eligible, expressly in exchange for your commitments under this Section 1(d). Further, you agree that the following restrictions on your activities during and after your


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employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

                  (i) While you are employed by the Company and during the twenty-four (24) months immediately following termination of your employment, regardless of the reason for such termination, (in the aggregate, the "Non-Competition Period"), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates anywhere in the world or undertake any planning for any business competitive with the business of the Company or any of its Affiliates. Specifically, but without limiting the foregoing, you agree not to work for, or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, any Person engaged in any business that is competitive with the business of the Company or any of its Affiliates, as conducted or in planning during your employment with the Company.

                  (ii) You agree that, during the Non-Competition Period, other than as required by your duties for the Company and its Affiliates during your employment, you will not, and will not assist anyone else to, (A) solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (B) solicit or encourage any independent contractor or other Person doing business with the Company or any of its Affiliates at any time during your employment to terminate or diminish its relationship with the Company or any of the Company's Affiliates or to violate any agreement of such independent contractor or other Person with the Company or any of its Affiliates. For the purposes of this Agreement, an "employee" of the Company or any of its Affiliates is any Person who is then in their employ or who was so employed at any time within the preceding six months.

            (e) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 1. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 1, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You and the Company further agree that, in the event that any provision of this Section 1 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic


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area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company's Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 1.

      2 TERMINATION OF EMPLOYMENT. Your employment may be terminated by you or the Company at any time, with or without cause, and nothing contained in this Agreement obligates the Company or any of its Affiliates to retain your services for a fixed period. If you are employed by the Company on July 1, 2004, however, your employment with the Company shall continue thereafter until terminated pursuant to this Section 2, as follows:

            (a) The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the Board of Directors of the Company (the "Board") in its reasonable judgment, shall constitute Cause for termination: (i) your continued material failure substantially to perform your duties (other than as a result of incapacity due to physical or mental illness), (ii) your gross negligence or willful misconduct in the course of your employment with the Company, (iii) your conviction of, or plea of nolo contendere to, a felony (or the equivalent thereof in a jurisdiction outside of the United States), (iv) your material breach of any material provision of this Agreement, (v) your material breach of a material employment policy of the Company, (vi) your misappropriation, embezzlement or material misuse of funds or property belonging to the Company or any of its Affiliates or (vii) your use of alcohol or illegal drugs that either interferes with your performance of your duties hereunder or compromises the integrity and reputation of the Company or its Affiliates, their employees or their products; provided that, following written notice from the Company under clause (i), (ii) (iv) or (v) above, you will have ten (10) business days during which to cure such failure, negligence, misconduct or breach; but provided further that you will be permitted only one such cure period.

            (b) The Company also may terminate your employment at any time other than for Cause upon notice to you; provided, however, that, in the event of such termination prior to your obtaining a United States permanent resident visa (a "green card"), the Company shall give you sixty (60) days' notice of any termination under this Section 2(b).

            (c) You may terminate your employment at any time on thirty (30) days' notice to the Company. The Company may elect to waive the notice period, or any portion thereof. Notwithstanding the foregoing, however, in the event of termination under this Section 2(c) prior to your obtaining a green card, you may elect instead to give up to a maximum of sixty (60) days' notice of such termination and the Company agrees to continue your employment throughout that notice period.


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            (d) Your employment shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities for the Company and its Affiliates for more than ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days, the Company may terminate your employment upon notice to you; provided, however, that in the event such termination occurs prior to your obtaining a green card, the Company shall give you at least sixty (60) days' notice of such termination and agrees to continue your employment until the end of the notice period. Any leave of absence provided you during any period of employment with the Company in which you are disabled, and any continuation of pay or benefits during such leave, will be governed by the policies of the Company generally applicable to its executives, as in effect from time to time. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company's request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled and such determination shall for the purposes of this Section 2(d) be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company's determination of the issue shall be binding on you.

      3. SEVERANCE PAYMENTS AND OTHER MATTERS RELATED TO TERMINATION. In the event of termination of your employment on or after July 1, 2004, the Company shall have no obligation to you, other than as set forth expressly in this
Section 3.

            (a) In the event of any termination of your employment with the Company, regardless of the reason for such termination, the Company will provide the following Final Payment to you or, in the event of your death, to your named beneficiary or, if none, to your estate: (i) base salary earned but not yet paid, through the date of termination; (ii) pay, at your final base rate of pay, for any vacation time accrued but not used as of the date of termination; and
(iii) reimbursement, in accordance with its policies, of any business expenses incurred but not yet reimbursed on the date of termination, provided that such expenses and any required documentation are submitted within sixty (60) days following termination of your employment.

            (b) In the event of termination of your employment (i) by the Company for Cause or (ii) as a result of your death or disability or (iii) by you prior to obtaining a green card, the Company will have no further obligation to you, other than for the Final Payment.

            (c) In the event of your termination of your employment pursuant to
Section 2(c) hereof after you have obtained a green card, if the Company elects to waive the notice period, or any portion thereof, the Company will pay you, in addition to the Final


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Payment, your base salary for any portion of the notice period waived, to a maximum of thirty (30) days' pay.

            (d) In the event of termination of your employment by the Company other than for Cause in accordance with Section 2(b) hereof, then, in addition to the Final Payment, the Company will provide you severance pay equal to twenty-four (24) months of base salary, at the rate in effect on the date of termination, provided that you sign an effective and timely release of claims in the form provided by the Company (the "Employee Release"). All severance payments will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company for its executives, and will begin at the Company's next regular payroll period following the later of the effective date of the Employee Release or the date the Employee Release, signed by you, is received by the Company. The first severance payment will be retroactive to the day immediately following the date of termination of your employment. Also, subject to your signing an effective and timely Employee Release and subject to any employee contribution applicable to you on the date of termination, the Company shall continue to contribute to the premium cost of your participation in the Company's group health, dental and vision plans for the period of twenty-four (24) months from the date of termination or, if less, until you become eligible for coverage under the health plan of another employer, provided that you are eligible for such continued participation under applicable law and plan terms. You may be required to exercise your rights under the federal law known as "COBRA," or other applicable law, in order to be eligible for the Company's premium contributions hereunder and coverage under the Company's health, dental and vision plans may be subject to geographically limited service areas and other limitations, which shall be applicable to you.

            (e) Except for any right you may have to continue participation in the Company's group health, dental and vision plans in accordance with Section 3(d) above or otherwise at your cost under COBRA, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment, without regard to any continuation of your base salary or other payment to you following termination. It is expressly understood and agreed that you will not have any entitlement to receive benefits under any other agreement with the Company or any of its Affiliates as a result of termination of your employment; nor will you have any entitlement to receive benefits under the Houghton Mifflin Severance Plan or any other plan or arrangement of the Company or any of its Affiliates providing benefits as a result of termination of employment, regardless of the reason for such termination.

            (f) Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 1 of this Agreement. The obligation of the Company to make payments to you or on your behalf


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under Section 3(d) hereof is expressly conditioned upon your continued full performance of obligations under Section 1 hereof.

      4. DEFINITIONS. For purposes of this Agreement, the following definitions apply:

            (a) "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

            (b) "Confidential Information" means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it would not be disclosed.

            (c) "Consolidated Retention Agreement" means your agreement with the Company captioned "Senior Executive 3X Retention Agreement" effective September 9, 2002 (the "Original Retention Agreement"), as amended by your agreement of January 29, 2003 with Holdings captioned "Senior Executive 3X Retention Agreement, Waiver and Election" (the "Rollover Agreement") and as further amended by your letter agreement with the Company and Holdings dated on or about September 10, 2003 (the "2003 Compensation Agreement").

            (d) "Employment Agreement" means your letter of employment with the Company dated September 19, 2002, as amended by the 2003 Compensation Agreement.
(e) "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment and other association with the Company that relate to either the products or services of the Company or any of its Affiliates or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

            (f) "Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

      5. WITHHOLDING. All payments made by the Company or Holdings under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law.


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      6. ASSIGNMENT. Neither you nor the Company nor Holdings may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company and Holdings each may assign its rights and obligations under this Agreement without your consent to one of the Affiliates or to any Person with whom the Company or Holdings shall hereafter affect a reorganization, consolidate with, or merge into or to whom either transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you, the Company and Holdings, and each of our respective successors, executors, administrators, heirs and permitted assigns. You expressly consent to be bound by the provisions of this Agreement for the benefit of the Company and of any Affiliate, successor or permitted assign to whose employ you may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer.

      7. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Notwithstanding the foregoing, however, the Company shall be entitled to enforce its rights under the second sentence of
Section 3(f) hereof.

      8. MISCELLANEOUS. This Agreement sets forth your entire agreement with the Company and Holdings, and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof, effective as of July 1, 2004. Except as modified hereby on and after July 1, 2004, however, the Employment Agreement (defined in Section 4(d) above) and the Consolidated Retention Agreement (also defined in
Section 4(c) above) shall remain in full force and effect in accordance with their terms. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board and of the Board of Directors of Holdings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

      9. NOTICES. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to an overnight courier service or deposited in the United States mail, postage prepaid, and addressed to you at your last


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known address on the books of the Company or, in the case of the Company and
Holdings, to them at the Company's principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

      If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than September 17, 2003. At the time you sign and return it, this letter will take effect as a binding agreement among you, the Company and Holdings on the basis set forth above. The enclosed counterpart, which you should also sign and date, is for your records.

Sincerely yours,
HOUGHTON MIFFLIN COMPANY

/s/ Gerald Hughes
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Gerald Hughes, Senior Vice President, Human Resources

HOUGHTON MIFFLIN HOLDINGS, INC.



/s/ Michael Ward
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Michael Ward, Director


Accepted and Agreed:


Signature:  /s/ Marie-Sylvia Metayer
           ----------------------------------
                  Marie-Sylvia Metayer

Date:  September 17, 2003
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